Exhibit 10.2

POST HOLDINGS, INC.
AMENDED AND RESTATED EXECUTIVE SAVINGS INVESTMENT PLAN
Effective August 1, 2017

POST HOLDINGS, INC.
AMENDED AND RESTATED EXECUTIVE SAVINGS INVESTMENT PLAN
Effective August 1, 2017

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3.2	Amount of Compensation Deferral	7
3.3	Discretionary Employer Contributions and Credits	7
3.4	Account Reflecting Deferred Compensation	7
3.5	Credits or Charges	7
3.6	Investment, Management and Use	8
3.7	Valuation of Stock	8
3.8	Continuation of Elections	8
ARTICLE IV FUNDS		8
4.1	Fund Selection	8
4.2	Transfer	9
ARTICLE V DISTRIBUTION OF ACCOUNT		9
5.1	Time of Distribution	9
5.2	Amount Distributed	11
5.3	Method of Distribution	11
5.4	Form of Payment	12
5.5	Distribution Upon Death	12
5.6	Designation of Beneficiary	12
5.7	Shares Available	13
ARTICLE VI NON ASSIGNABILITY		13
6.1	Non Assignability	13
ARTICLE VII VESTING		13
7.1	Vesting	13
ARTICLE VIII AMENDMENT OR TERMINATION OF THE PLAN		14
8.1	Power to Amend Plan	14
8.2	Distribution of Plan Benefits Upon Termination	14
8.3	When Amendments Take Effect	14
8.4	Restriction on Retroactive Amendments	14
ARTICLE IX PLAN ADMINISTRATION		14
9.1	Powers of the Committee	14
9.2	Indemnification	15
9.3	Claims Procedure	15
9.4	Expenses	17
9.5	Conclusiveness of Action	17
9.6	Release of Liability	17
ARTICLE X MISCELLANEOUS		17
10.1	Plan Not a Contract of Employment	17
10.2	No Rights Under Plan Except as Set Forth Herein; Unsecured General Creditor Status	18
10.3	Rules	18
10.4	Withholding of Taxes	18
10.5	Severability	18

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10.6	409A Compliance	18
10.7	Governing Law	19
10.8	Rules of Construction.	19
10.9	Participant Responsibility	19

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POST HOLDINGS, INC.
AMENDED AND RESTATED EXECUTIVE SAVINGS INVESTMENT PLAN
Effective August 1, 2017
PREAMBLE
Ralcorp Holdings, Inc. (“Ralcorp”) previously maintained the Ralcorp Holdings, Inc. Executive Savings Investment Plan (the “Ralcorp Plan”). Ralcorp distributed on a pro rata basis to the holders of Ralcorp common stock at least 80% of the outstanding shares of Post Holdings, Inc. (the “Company”) common stock owned by Ralcorp (“Spin‑Off”). The Company adopted the Post Holdings, Inc. Executive Savings Investment Plan effective January 1, 2012 (“Effective Date”), subject to the completion of the Spin‑Off. The Spin‑Off was completed on February 3, 2012.
As of the Spin‑Off, account balances of the Company’s employees and former employees under the Ralcorp Plan were converted into account balances under this Plan upon terms and conditions approved by the Committee, and the Company is responsible under this Plan for the payment of all liabilities and obligations for benefits unpaid with respect to all such transferred accounts.
The Company restated this Plan effective August 15, 2012 in order to separate deferral elections from this Plan from deferral elections made under the Post Holdings, Inc. Savings Investment Plan (“SIP”), to eliminate the SIP refund deferral option and to allow for discretionary employer contributions. These changes were effective August 15, 2012, except to the extent otherwise specified herein or to the extent necessary to avoid the adverse tax consequences under Section 409A of the Code.
The Company hereby restates this Plan effective August 1, 2017, in order to incorporate the amendment of January 29, 2013, and to make certain other changes. These changes shall be effective August 1, 2017, unless otherwise stated herein.
The Plan as set out herein is intended to be an unfunded retirement plan for a select group of management or highly compensated employees which, for deferrals after December 31, 2004, meets the requirements of Section 409A of the Code. Deferrals prior to January 1, 2005, that are intended to be grandfathered under Section 409A of the Code are not governed by, covered under, or otherwise subject to the terms of this document.
The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing a supplemental retirement program to attract, retain and motivate selected employees who make important contributions to the success of the Company.

ARTICLE I
DEFINITIONS
As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:
1.1    “Account” means the bookkeeping account established for each Participant to reflect amounts credited to such Participant under the Plan, including any subaccount(s) established by the Committee to record different types of credits.
1.2    “Acquiring Person” means any person or group of Affiliates or Associates who is or becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding Stock.
1.3    “Affiliate” or “Associate” shall have the meanings ascribed to such terms in Rule 12b‑2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
1.4    “Allocation Date” means each day the New York Stock Exchange is open for business.
1.5    “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his or her Account that remains undistributed at his or her death.
1.6    “Board” means the Board of Directors of the Company.
1.7    “Change in Control” means the time when (a) any person, either individually or together with such person’s Affiliates or Associates, shall become the beneficial owner, directly or indirectly, of more than 50% of the outstanding Stock or (b) during any twelve (12) month period individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board; provided, however, that in the case of clause (b), a Change in Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of the Board. Notwithstanding anything to the contrary, an event shall not be a Change in Control if it is also not a “change in the ownership of a corporation” or a “change in effective control of a corporation” as such terms are defined in Section 409A of the Code.
1.8    “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.
1.9    “Committee” means the Corporate Governance and Compensation Committee of the Board of Directors or its delegee.
1.10    “Company” means Post Holdings, Inc., a Missouri corporation, and any successor thereto.
1.11    “Compensation” means Compensation as that term is defined in the SIP, without regard to the limit of Section 401(a)(17) of the Code; provided, however, that Compensation shall mean base salary only with respect to amounts earned by a Participant for periods beginning on or after January 1, 2013.

1.12    “Compensation Deferrals” means the percentage or dollar amount of a Participant’s Compensation which the Participant elects to defer pursuant to Article III of this Plan.
1.13    “Continuing Director” means any member of the Board of Directors of Post Holdings, Inc., while such person is a member of such Board, who is not an Affiliate or Associate of an Acquiring Person or of any such Acquiring Person’s Affiliate or Associate and was a member of such Board prior to the time when such Acquiring Person became an Acquiring Person, and any successor of a Continuing Director, while such successor is a member of such Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any Affiliate or Associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.
1.14    “Deferral Election” means the form on which a Participant elects: (a) any Compensation Deferrals pursuant to Article III; (b) Funds pursuant to Article IV; and (c) the time, method, and form of payment pursuant to Article V. The Deferral Election shall be in such form, including, specifically, by electronic means, as may be prescribed by the Committee.
1.15    “Deferred Compensation Plan” means the Post Holdings, Inc. Deferred Compensation Plan for Key Employees.
1.16    “Discretionary Employer Contributions” means the amount, if any, of credits that may be awarded to a Participant pursuant to Section 3.3 of this Plan.
1.17    “Effective Date” means January 1, 2012.
1.18    “Eligible Employee” means an employee of the Company, or a subsidiary or Affiliate of the Company, who is a member of a select group of management or highly compensated employees and who is eligible to participate in the Deferred Compensation Plan.
1.19     “Fund” means one or more of the measurement investment funds available under the Plan for purposes of crediting or debiting hypothetical investment gains and losses to the Accounts of Participants. The investment funds available under the Plan shall be identical to the extent possible to those approved by the Employee Benefit Trustees Committee under the SIP. Each Fund shall be subject to all terms, conditions and fees established from time to time by the Fund sponsor.
1.20    “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1. In addition, Participant means any current or former employee of the Company or its subsidiaries whose name is listed on Appendix B hereto, to the extent an Account is credited with Ralcorp Amounts on behalf of such individual under this Plan.
1.21    “Plan” means the Post Holdings, Inc. Executive Savings Investment Plan, as originally adopted and as from time to time amended.
1.22    “Plan Year” means the accounting year of the Plan, which ends on December 31.
1.23    “Ralcorp Amounts” means amounts credited to the Plan in accordance with Section 3.4.
1.24    “Separation from Service” means the date a Participant separates from service within the meaning of Section 409A of the Code. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:
(a)    Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)‑month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty‑nine (29)‑month period of absence shall be substituted for such six (6)‑month period.
(b)    Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee and as an independent contractor pursuant to standards set forth in the Code, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Section 409A of the Code, then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Plan.
(c)    Termination of Employment. Whether a termination of employment constitutes a Separation from Service is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor, except as provided in Section 1.24(b)) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in Section 1.7(b)) over the immediately preceding thirty‑six (36)‑month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty‑six (36) months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (c) (including for purposes of determining the applicable thirty‑six (36)‑month (or shorter) period). For the avoidance of doubt, no Participant shall be treated as incurring a Separation from Service, termination of employment, retirement, or other similar event for purposes of determining the right to distribution, vesting, benefits, or any other purpose under the Plan as a result of the Spin‑Off (as defined in the Preamble).
(d)    Service with Related Companies. For purposes of determining whether a Separation from Service has occurred, the “Company” shall include the Company or a subsidiary or affiliate, as applicable, and any other entity that is aggregated with the Company or such subsidiary or affiliate pursuant to Sections 414(b) or (c) of the Code.
1.25    “SIP” means the Post Holdings, Inc. Savings Investment Plan.
1.26    “Specified Distribution Date” means, for deferrals made on or after August 1, 2017, a date specified by a Participant in his or her Deferral Election for the payment of such Participant’s Account (or subaccount, as applicable) relating to such Deferral Election.
1.27    “Stock” means the Company’s $.01 par value common stock or any such other security outstanding upon the reclassification of the Company’s common stock, including, without limitation, any Stock split‑up, Stock dividend, or other distributions of stock in respect of Stock, or any reverse Stock split‑up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate, or any other transaction, whether or not with or into or otherwise involving an Acquiring Person.
1.28    “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code

(without regard to 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee will determine the existence of an Unforeseeable Emergency, based on the supporting facts, circumstances, and documentation provided by the Participant.
1.29    “Year of Service” means a Participant’s Period of Service, as that term is used in the SIP, expressed in years.
ARTICLE II
PARTICIPATION IN THE PLAN
2.1    Eligibility. Participation in the Plan shall be limited to Eligible Employees. If the Committee determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, the Participant shall cease to be eligible to make Deferral Elections, but will continue to participate in the Plan with respect to existing amounts credited to his or her Account. A Committee determination that a Participant is no longer eligible will not result in a mid‑year rescission of a Deferral Election.
2.2    Commencement of Participation. To participate in the Plan, an Eligible Employee shall defer Compensation earned during a Plan Year by making a Deferral Election in the manner set forth in Section 3.1. In addition, participation of an Eligible Employee who has not otherwise commenced participation in the Plan shall commence when a Discretionary Employer Contribution, if any, is credited to the Account of such Eligible Employee pursuant to the provisions of Section 3.3.
ARTICLE III
ACCOUNTS
3.1    Compensation Deferrals. A Participant may elect to reduce his or her Compensation by the percentage or dollar amount set forth in an executed Deferral Election filed with the Committee or its designee, subject to the provisions of this Article III. The Compensation Deferrals shall not be paid to the Participant, but shall be withheld from the Participant’s Compensation and an amount equal to the Compensation Deferrals, less any applicable taxes and withholdings, shall be credited to the Participant’s applicable Account. A Deferral Election is irrevocable for purposes of this Plan upon the beginning of the Plan Year (or the period otherwise described below in this Section) to which it applies, or if earlier, the date prescribed on the Deferral Election. Any Deferral Election shall be made prior to the commencement of the Plan Year (or other applicable period described below) in which the Compensation that is the subject of the Deferral Election will be earned. The amount of a Participant’s Compensation deferred under this Plan by a Deferral Election shall be credited to the Participant’s Account as soon as administratively practicable.
With respect to each Deferral Election made on or after August 1, 2017, a Participant may elect to allocate Compensation Deferrals withheld in each such Plan Year to separate subaccounts, and with respect to each such subaccount the Participant may make an election with respect to Fund selections pursuant to Article IV, an election with respect to distribution events pursuant to Article V, and an election with respect to method of payment pursuant to Article V, in each case which elections may differ and need not be the same among the subaccounts. For any one Plan Year, a Participant may elect to allocate Compensation Deferrals to a maximum of two separate Plan subaccounts.
Notwithstanding the foregoing, in the discretion of the Committee or its designee, an individual who first becomes an Eligible Employee subsequent to the first day of any Plan Year (and was not previously eligible to participate in a plan which is treated with this Plan as one plan under Section 409A of the Code) may make a Deferral Election, applicable to the period from the Eligible Employee’s initial entry date to the end of the Plan Year, subject to the first paragraph of Section 3.1, provided the Deferral Election is made within 30 days of becoming an Eligible Employee and prior to the performance of services by a Participant for the period covered by the election.
Notwithstanding any provision in this Plan to the contrary, a Participant’s Deferral Election shall not apply with respect to any annual or fiscal year bonuses (and earnings thereon for deferred bonuses) awarded under any annual or fiscal year bonus program maintained by the Company regardless of whether the payment of such bonus is deferred pursuant to the Deferred Compensation Plan or any other program providing for the deferral of compensation.
3.2    Amount of Compensation Deferral. A Participant may elect to defer a minimum of 1% of his or her Compensation each Plan Year (it being understood that a Participant is not required to make any Deferral Election with respect to Compensation in any given Plan Year). A Participant may elect to defer up to a maximum of 75% of his or her Compensation.
3.3    Discretionary Employer Contributions and Credits. Apart from Compensation Deferrals, the Board shall retain the right to make discretionary contributions for any Participant under this Plan at the times and in the amount(s) designated by the Employer, in its sole discretion. Amounts so credited will be considered a Participant’s Discretionary Employer Contributions. An amount equal to any Company Matching Contributions that would have been required under the terms of the Plan in effect immediately prior to the restatement on August 15, 2012 shall be credited as Discretionary Employer Contributions with respect to any deferral election in effect under the terms of the Plan in effect immediately prior to the restatement, as determined by the Committee in its discretion, subject to the vesting schedule and other terms and conditions as set out in the Plan immediately prior to August 15, 2012. When a Discretionary Employer Contribution is made to a Participant, it shall be allocated in the discretion of the Committee, and shall be subject to the default rules of Articles IV and V.
3.4    Account Reflecting Deferred Compensation. The Committee shall establish and maintain a separate Account and, as needed to give effect to Section 3.1, subaccounts for each Participant which shall reflect the amount of the Participant’s Compensation Deferrals and Discretionary Employer Contributions under this Plan and all credits or charges under Section 3.5 from time to time. All amounts credited or charged to a Participant’s Account hereunder shall be in a manner and form determined within the sole discretion of the Committee. The amount credited to an account under the Ralcorp Holdings, Inc. Executive Savings Investment Plan as of the Spin‑Off with respect to a Participant listed on Appendix B shall be credited to such Participant’s Account as Ralcorp Amounts under this Plan in a separate bookkeeping subaccount and shall include earnings and losses credited pursuant to Section 3.5. Ralcorp Amounts shall be invested in accordance with Section 3.5(c) and Article IV and distributed in accordance with Article V. On and after the Spin‑Off, the Company shall assume all liabilities relating to the Ralcorp Amounts, and Ralcorp Holdings, Inc. and its affiliates shall have no liability therefor.
3.5    Credits or Charges
(a)    Earnings or Losses. As of each Allocation Date during a Plan Year, a Participant’s Account (including any subaccounts, as applicable) shall be credited or debited with earnings or losses equal to the earnings, gain or loss on the Funds indicated as selected by a Participant for the Plan Year or for the portion of such Plan Year in which the Account (or subaccount, as applicable) is deemed to be invested.
(b)    Balance of Account. As of each Allocation Date, the amount credited to a Participant’s Account (including any subaccounts, as applicable) shall be the amount credited to his or her Account (or subaccount, as applicable) as of the immediately preceding Allocation Date, plus the Participant’s Compensation Deferral and Discretionary Employer Contribution credits since the immediately preceding Allocation Date, minus any amount that is paid to or on behalf of a Participant pursuant to this Plan subsequent to the immediately preceding Allocation Date, plus or minus any hypothetical investment gains or losses determined pursuant to Section 3.5(a) above. A Participant’s Account shall include the amount credited as any Company Matching Contributions and any other amounts credited under the terms of the Plan in effect prior to August 15, 2012.
(c)    Change in Control. Upon a Change in Control, all amounts notionally invested in the Post Holdings, Inc. Common Stock Fund, if any, shall be immediately converted to the Fund that is a target retirement fund.
3.6    Investment, Management and Use. Subject to Section 10.2 below, the Company shall have sole control and discretion over the investment, management and use of all amounts credited to a Participant’s Account until such amounts are distributed pursuant to Article V. Notwithstanding any other provision of this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the Funds are to be used for measurement purposes only, and a Participant’s election of any such Fund, the determination of credits and debits to his or her Account based on such Funds, the Company’s actual ownership of such Funds, and any authority granted under this Plan to a Participant to change the investment of the Company’s assets, if any, may not be considered or construed in any manner as an actual investment of the Account in any such Fund or to constitute a funding of this Plan.
3.7    Valuation of Stock. In any situation in which it is necessary to value Stock, the value of the Stock shall be the closing price as reported by the New York Stock Exchange – Composite Transactions on the date in question, or, if the Stock is not quoted on such composite tape or if the Stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or if the Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of the Stock during the ten (10) days immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of the Stock as determined by a majority of the Continuing Directors in good faith.
3.8    Continuation of Elections.
Any deferral election in effect under the terms of the Plan in effect immediately prior to this amendment and restatement on August 1, 2017 shall continue and be recognized hereunder for the year or other applicable period to which it relates and any Deferral Election made on or after August 1, 2017 will be recognized hereunder for the year or other applicable period to which it relates subject to Section 3.1.
ARTICLE IV
FUNDS
4.1    Fund Selection. The rate at which earnings and losses shall be credited to a Participant’s Account (including any subaccounts, as applicable) shall be determined in accordance with one or more Funds selected by the Participant; if a Participant does not select a Fund, the applicable Fund shall be the Fund that is a target retirement fund. Notwithstanding anything to the contrary, (i) with respect to Deferral Elections made prior to August 1, 2017, a Participant shall have one election in effect at any given time that applies to Fund selections under both this Plan and the Deferred Compensation Plan, and the most recent Fund selection under either this Plan or the Deferred Compensation Plan shall apply to and shall supersede any previous Fund selection under the other plan, and (ii) with respect to Deferral Elections made on or after August 1, 2017, Participants may have one Fund selection election in effect with respect to one or more subaccounts but such election need not be the same among all subaccounts, provided, however, that with respect to Fund selections made on or after August 1, 2017 pursuant to any Deferral Election, no such Fund selection election under this Plan shall affect such elections under any other plans. Fund selections recognized under the Ralcorp Holdings, Inc. Executive Savings Investment Plan immediately prior to the Spin‑Off shall be recognized under this Plan until superseded or otherwise changed in accordance with this Plan; provided, however, that Ralcorp Amounts deemed invested in the Ralcorp Holdings, Inc. stock fund immediately prior to the Spin‑Off shall be deemed invested in a Fund selected by the Committee until the Participant elects a replacement Fund (if and to the extent permitted by the Committee).
For the avoidance of doubt, except as expressly provided herein to the contrary, the Committee shall not be required to make available under the Plan any specific measurement investment fund, any specific type of measurement investment fund, or any specific number of measurement investment funds, and may, in its sole discretion, remove any Fund at any time. If a Fund elected by a Participant is removed, a replacement Fund selected by the Employee Benefit Trustees Committee shall apply in its place until the Participant elects a replacement Fund. For purposes of calculating earnings and losses attributable to a Fund, any amount shall be deemed to be invested in the Fund as of the date determined appropriate by the Committee.
4.2    Transfer. Subject to any limitations set forth herein and/or established by the Committee, including the timeliness of a request, a Participant may transfer amounts between Funds as of the close of each business day. Notwithstanding anything to the contrary, no transfer may be made between the Post Holdings, Inc. Common Stock

Fund and any other Fund. The Committee has discretion to set any limitations on any such transfer as it deems necessary or desirable under applicable laws and regulations or to ensure the orderly operation of the Plan.
ARTICLE V
DISTRIBUTION OF ACCOUNT
5.1    Time of Distribution.
(a)    General.
(i)    With respect to Deferral Elections made prior to August 1, 2017, the payment of the vested amount credited to a Participant’s Account shall be made or commence within 90 days following the earlier of the following:
(A)    a Change in Control of the Company (to the extent provided in an election form); or
(B)    Separation from Service.
(ii)    With respect to Deferral Elections made on or after August 1, 2017, a Participant may elect for payment of the vested amount credited to an Account or subaccount to be made or commence within 90 days following the occurrence of one or more of the following:
(A)    Separation from Service; or
(B)    the Specified Distribution Date specified in the Participant's Deferral Election; provided, however, that, the Participant must select from among the available Specified Distribution Date(s) designated by the Committee and set forth in the Deferral Election, which such Specified Distribution Date(s) may not occur (1) earlier than the second January that follows the date of the Deferral Election (or such later date as required by Section 409A of the Code), and (2) later than the December of the year in which the 20th anniversary of the Deferral Election occurs.
Notwithstanding anything to the contrary in this Section 5.1(a)(ii), with respect to amounts deferred pursuant to Deferral Elections made on or after August 1, 2017, (x) in the event of a Change in Control, payment of the vested amount credited the Account or any subaccount shall be made or commence within 90 days following the occurrence of such Change in Control, and (y) in the event a Participant does not make an election specifying the timing of payment, payment of the vested amount credited to the Account or subaccount, as applicable, shall be made or commence within 90 days following the earlier of occurrence of (1) a Change in Control or (2) a Separation from Service.
(iii)    Notwithstanding anything to the contrary in Section 5.1(a)(i) or Section 5.1(a)(ii), in the event of the occurrence of an Unforeseeable Emergency, payments shall be made to the Participant from such Participant’s Account (including any subaccount, as applicable); provided that a withdrawal with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets itself would not cause severe financial hardship). Any distributions under this Section 5.1(a)(iii) shall be drawn pro-rata from each Account and/or subaccount, if applicable, based on the amount then credited to such Participant’s Account and/or subaccounts (relative to the total amount credited to such Participant’s Account and/or subaccounts).
(b)    Specified Employee. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, no portion of his or her Account

(including any subaccount) that would otherwise be distributed as a result of a Separation from Service shall be distributed on account of a Separation from Service before the earlier of (a) the date which is six (6) months following the date of the Participant’s Separation from Service, or (b) the date of death of the Participant. Amounts that would have been paid during the delay will be paid on the first business day following the end of the six-month delay.
(c)    Deferred Time of Payment. In the discretion of the Committee, a Participant may elect to modify the form and time at which payment of the benefits credited to his or her Account and each subaccount shall be paid, in accordance with the following:
(i)    any such election must be received by the Committee or its designee no less than twelve (12) months prior to the Participant’s scheduled payment date (or in the case of annual installments pursuant to Section 5.3(b) or 5.3(c), twelve (12) months prior to the date the first amount was scheduled to be paid), if applicable;
(ii)    the election shall not take effect until twelve (12) months after the date on which the new election is made; and
(iii)    the payment with respect to which such election is made is deferred to a date that is not less than 5 years from the date the payment otherwise would have been made (or in the case of annual installments pursuant to Section 5.3(b) or 5.3(c), 5 years from the date the first amount was scheduled to be paid) pursuant to the terms of the initial Deferral Election and not later than the December of the year in which the 20th anniversary of the date of the initial Deferral Election occurs.
Notwithstanding anything to the contrary, but subject to Section 5.1(a)(iii), Ralcorp Amounts shall be distributed at the time determined in accordance with the Ralcorp Holdings, Inc. Executive Savings Investment Plan as of the Spin‑Off. Distribution elections effective under such Plan as of the Spin‑Off with respect to Participants listed on Appendix B shall be recognized under this Plan, subject to permitted modifications described herein.
The Committee, in its discretion, may limit the number of times a Participant may modify his or her elected time of payment of the benefits credited to his or her Account and each subaccount and establish such other limitations as it deems advisable for the proper administration of the Plan.
Notwithstanding anything to the contrary, with respect to Deferral Elections made prior to August 1, 2017, a Participant shall have one election in effect at any given time that applies to distributions under both this Plan and under the Deferred Compensation Plan, and the most recent distribution election under either this Plan or the Deferred Compensation Plan shall apply to and shall supersede any previous distribution elections under the other plan. With respect to Deferral Elections made on or after August 1, 2017, (A) Participants may have one election with respect to the timing of a distribution in effect with respect to one or more subaccounts but such election need not be the same among all subaccounts, and (B) none of a Participant’s elections with respect to the timing of a distribution under this Plan shall affect such elections under any other plans.
5.2    Amount Distributed. The amount distributed to a Participant shall be determined as of the Allocation Date as of which distribution is made, or as of the most recent Allocation Date preceding the date as of which distribution is made, pursuant to the Committee’s practice for different methods of distributions, with actual payment occurring as soon as practicable thereafter.
5.3    Method of Distribution. Distribution to a Participant under this Plan with respect to Deferral Elections made prior to August 1, 2017, shall be made in the same form as the Participant has elected with respect to his or her benefits under the Deferred Compensation Plan. If a Participant does not have such an election in effect under the Deferred Compensation Plan, he or she shall elect the method of distribution from among any of the following forms, as specified on the Participant’s Deferral Election, subject to change pursuant to Section 5.1(c):
(a)    Single payment in the form(s) determined pursuant to Section 5.4;

(b)    Annual installments over five years; or
(c)    Annual installments over ten years.
With respect to Deferral Elections made on or after August 1, 2017, with respect to each of a Participant’s subaccounts (or with respect to his or her Account, if applicable), pursuant to a Deferral Election a Participant may elect one of the methods of distribution set forth in (a) through (c) above.
A Participant may elect a different method of distribution for a distribution upon different triggering events to the extent permitted by Section 409A of the Code and the Committee. If a Participant does not make a timely election for the method of distribution, his or her method of distribution shall be a lump sum.
Notwithstanding anything to the contrary, (x) with respect to Deferral Elections made on or after August 1, 2017, the method of distribution shall be a lump sum for any payment triggered by a Change in Control, and (y) the Company may elect to pay a Participant’s Account in a lump sum if the balance does not exceed the dollar amount under Section 402(g)(1)(B) of the Code ($18,000 for 2017), and if the payment results in the termination and liquidation of the Participant’s entire interest under the Plan, and any other plans that are treated with this Plan as one plan under Section 409A of the Code. Distribution election forms in effect under the Ralcorp Holdings, Inc. Executive Savings Investment Plan immediately prior to the Spin‑Off for Participants listed on Appendix B shall be recognized under this Plan, subject to permitted modifications as described herein.
5.4    Form of Payment. All payments made pursuant to this Plan shall be in cash, except for amounts credited to the Post Holdings, Inc. Common Stock Fund, which shall be paid in Stock, subject in any case to the Committee’s discretion to change the form of payment.
5.5    Distribution Upon Death. If a Participant dies before completing the payment of his or her Account (including any subaccount), the unpaid Account balance shall be paid to a Participant’s designated Beneficiary in a single payment in the form(s) determined pursuant to Section 5.4 within sixty (60) days following the Participant’s date of death.
5.6    Designation of Beneficiary. A Participant shall designate a Beneficiary on a form to be supplied by the Committee. The Beneficiary designation may be changed by the Participant at any time, but any such change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by the Committee. In the event that the Committee receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. If the Committee does not have a valid Beneficiary designation of a Participant at the time of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate. The beneficiary designation, if any, in effect under the Ralcorp Holdings, Inc. Executive Savings Investment Plan immediately prior to the Spin‑Off with respect to Participants listed on Appendix B shall be recognized under this Plan and shall be deemed the Participant’s valid Beneficiary designation hereunder, subject to permitted changes as described herein.
5.7    Shares Available. Subject to the provisions of this section, the maximum number of shares of Stock that may be delivered to Participants and beneficiaries under the Plan shall be 1,000,000. The shares of Stock with respect to which distributions may be made under the Plan shall be shares of Stock currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares of Stock, including shares of Stock purchased in the open market or in private transactions. The Company shall make automatic and appropriate adjustments in the aggregate number and type of securities that may be issued, represented, and available for delivery to Participants and beneficiaries under the Plan to give effect to adjustments made in the number or type of shares through a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, a statutory share exchange involving capital stock of the Company, a divestiture, distribution of assets to shareholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock compensation or exchange, rights offering, spin‑off or other relevant change, provided that fractional shares of Stock shall be rounded to the nearest whole share of Stock, for which purpose one‑half share shall be rounded down to the nearest whole share.
ARTICLE VI
NON‑ASSIGNABILITY
6.1    Non‑Assignability. Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive his or her Account (including any subaccount) until his or her Account is actually distributed to a Participant or his or her Beneficiary. The portion of the Account which has not been distributed shall not be subject to attachment, garnishment or execution for the payment of any debts, judgments, alimony or separate maintenance and shall not be transferable by operation of law in the event of bankruptcy or insolvency of a Participant or a Participant’s Beneficiary.
ARTICLE VII
VESTING
7.1    Vesting. Each Participant shall be fully (100%) vested in his or her Compensation Deferrals, and earnings thereon, at all times. The vested percentage of any matching contributions credited as Ralcorp Amounts or Company Matching Contributions as described under the terms of this Plan prior to its restatement on August 15, 2012 and earnings thereon shall be determined in accordance with Appendix A, as applicable to such Ralcorp Amounts or Company Matching Contributions, respectively. Upon a Participant’s Separation from Service, the amount credited to the Participant’s Account that is not vested shall be forfeited.
Effective August 15, 2012, unless otherwise determined by the Committee prior to awarding any Discretionary Employer Contribution, amounts credited to the Discretionary Employer Contribution Account shall be subject to the vesting schedule set forth in Appendix A applicable to such Discretionary Employer Contributions. The Committee shall have the discretion to reinstate forfeitures and again subject them to such vesting schedule if the Participant later becomes reemployed by the Employer.
ARTICLE VIII
AMENDMENT OR TERMINATION OF THE PLAN
8.1    Power to Amend Plan. The power to amend, modify or terminate this Plan at any time is reserved to the Committee, except that the Chief Executive Officer of the Company may make amendments to resolve ambiguities, supply omissions and cure defects, any amendments deemed necessary or desirable to comply with federal tax law or regulations to avoid adverse tax consequences, and any other amendments deemed necessary or desirable, which shall be reported to the Committee. Notwithstanding the foregoing, no amendment, modification or termination which would reasonably be considered to be adverse to a Participant or Beneficiary may apply to or affect the terms of any deferral of Compensation prior to the effective date of such amendment, modification or termination, without the consent of the Participant or Beneficiary affected thereby. Any amendment made to this Plan shall be in accordance with Section 409A of the Code. Any amendment made in accordance with this Section 8.1 is binding upon all Participants and their Beneficiaries, the Committee and all other parties in interest.
8.2    Distribution of Plan Benefits Upon Termination. Upon the full termination of the Plan, the Committee shall direct the distribution of the benefits of the Plan to the Participants in a manner that is consistent with and satisfies the provisions of Article V and Section 409A of the Code to the extent applicable.
8.3    When Amendments Take Effect. A resolution amending or terminating the Plan becomes effective as of the date specified therein.
8.4    Restriction on Retroactive Amendments. No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.

ARTICLE IX
PLAN ADMINISTRATION
9.1    Powers of the Committee. The Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:
(a)    to determine all questions relating to eligibility to participate in the Plan;
(b)    to compute and certify to an appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;
(c)    to maintain all records necessary for the administration of the Plan that are not maintained by any recordkeeper;
(d)    to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;
(e)    to establish and modify the method of accounting for the Plan;
(f)    to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and
(g)    to perform any other acts necessary and proper for the administration of the Plan.
The general administration of the Plan shall be carried out by the Company, subject to the authority of the Committee.
9.2    Indemnification
(a)    Indemnification of Members of the Committee by the Company. The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her action or failure to act in such capacity, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.
(b)    Liabilities for Which Members of the Committee are Indemnified. Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.
(c)    Company’s Right to Settle Claims. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.
9.3    Claims Procedure. A Participant or Beneficiary or other person who feels he is entitled to a benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may make a claim, i.e., a request for benefits under this Plan, pursuant to the Committee’s procedures.
(a)    Company Action. The Company shall, within 90 days after its receipt of such claim, make its determination. However, if special circumstances require an extension of time for processing the claim, the Company shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished, and shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim.

In the event the claim is denied, the Company shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in paragraph (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his or her last known address, which statement shall contain the following:
(i)    the specific reason or reasons for Adverse Benefit Determination;
(ii)    a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;
(iii)    a description of any additional material or information that is necessary for the Claimant to perfect the claim;
(iv)    an explanation of why that material or information is necessary; and
(v)    an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.
(b)    Procedures for Appealing an Adverse Benefit Determination. Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his or her authorized representative, may request, in writing, that the Committee review his or her claim and may request to appear before the Committee for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60-day period, he shall be barred and estopped from appealing the Company’s Adverse Benefit Determination. Any appeal shall be filed with the Committee at the address prescribed by the Committee, and it shall be considered filed on the date it is received by the addressee. In deciding any appeal, the Committee shall act in its capacity as a named Fiduciary.
The Claimant shall have the rights to:
(i)    submit written comments, documents, records and other information relating to the claim for benefits;
(ii)    request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his or her claim for benefits.
(c)    Response on Appeal. Within 60 days after receipt by the Committee of a written application for review of a Claimant’s claim, the Committee shall notify the Claimant of its decision by delivery or by certified or registered mail to his or her last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee shall so notify the Claimant of its decision not later than 120 days after receipt of such application.
In the event the Committee’s decision on appeal is adverse to the Claimant, the Committee shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:
(i)    the specific reason(s) for the Adverse Benefit Determination on Appeal;
(ii)    reference to specific plan provisions on which the benefit determination is based;
(iii)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(d)    Definition. As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.
(e)    A Claimant may bring a legal action with respect to a claim only if (i) all procedures described above have been exhausted, and (ii) the action is commenced within ninety (90) days after a decision on review is furnished. In light of the Company’s substantial contacts with the State of Missouri, the fact that the Company is headquartered in St. Louis, Missouri, and the Company’s establishment of, and the Committee’s maintenance of, this Plan in Missouri, any legal action brought by a Claimant shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.
9.4    Expenses. All expenses of the Committee with respect to the Plan shall be paid by the Company.
9.5    Conclusiveness of Action. Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.
9.6    Release of Liability. By participating in the Plan, each Participant and Beneficiary automatically releases the Company, its employees, the Committee, the Board and each member of the Board from any liability due to any failure to follow the requirements of Section 409A of the Code, unless such failure was the result of an action or failure to act that was undertaken by the Company in bad faith. Further, by participating in the Plan, each Participant and Beneficiary automatically (1) releases Ralcorp Holdings, Inc., its employees, the Corporate Governance and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc., the Board of Directors of Ralcorp Holdings, Inc. and each member of such Board of Directors, and each of their affiliates, successors, predecessors, assigns, transferees, agents, counsel, plans, and insurers, from any and all liabilities in connection with the Ralcorp Holdings, Inc. Executive Savings Investment Plan and this Plan, (2) agrees to the assignment and transfer of the rights, benefits, obligations, and other liabilities pursuant to the Ralcorp Holdings, Inc. Executive Savings Investment Plan to the Company and this Plan, and (3) agrees that Ralcorp Holdings, Inc. shall not guarantee the payment of such transferred rights, benefits, obligations, and other liabilities in the event that the Plan and the Company fail to pay them or otherwise.
ARTICLE X
MISCELLANEOUS
10.1    Plan Not a Contract of Employment. The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.
10.2    No Rights Under Plan Except as Set Forth Herein; Unsecured General Creditor Status. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto. The obligations of the Company under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participants and any Beneficiary or their heirs or successors shall be unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Notwithstanding the foregoing, nothing in this Section shall preclude the Company, in its sole discretion, from establishing a “rabbi trust” or other vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to provide deferred compensation benefits for a select group of management or highly compensated employees.

10.3    Rules. The Committee shall have full and complete discretionary authority to construe and interpret provisions of the Plan and to determine a Participant’s eligibility for benefits on a uniform, nondiscriminatory basis in similar fact situations. The Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions shall be uniformly applied to all Participants in similar circumstances.
10.4    Withholding of Taxes. The Committee shall cause taxes to be withheld from an Account distributed hereunder as required by law, and shall comply with all reporting requirements applicable to amounts deferred and distributed under this Plan.
10.5    Severability. If any provision of this Plan is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purposes of the parties in entering into this Plan.
10.6    409A Compliance. If any provision of the Plan is determined not to comply with Section 409A of the Code, the non‑compliant provisions shall be interpreted and applied in a manner that complies with Section 409A of the Code and implements the intent of the Plan as closely as possible. Notwithstanding anything to the contrary herein, except as otherwise required by Section 409A of the Code, a payment is treated as made upon the date specified under the Plan and any applicable Deferral Election if the payment is made, in the sole discretion of the Company, (i) at such date, (ii) no earlier than thirty (30) days before such date, or (iii) no later than any date thereafter within the same taxable year or, if later, by the 15th day of the third month following such date.
10.7    Governing Law. The construction and operation of this Plan are governed by the laws of the State of Missouri.
10.8    Rules of Construction.
(a)    Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.
(b)    Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.
(c)    Singular and plural. Unless clearly inappropriate, singular items refer also to the plural and vice versa.
10.9    Participant Responsibility. Each Participant is responsible for reviewing the accuracy of the Company’s implementation of Deferral Elections and investment allocations. If a Participant fails to notify the Company of an improper implementation of a Deferral Election or investment allocation within thirty‑one (31) days after receiving the first statement or other communication implementing the election or allocation, the Participant is deemed to have elected the implemented Deferral Election or investment allocation.
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IN WITNESS WHEREOF, this amendment has been executed this 31st day of July 2017.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	President and Chief Executive Officer